UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF THE

SECURITIES EXCHANGE ACT OF 1934

NUZEE, INC.
(Exact name of registrant as specified in its charter)

NEVADA	33-3849791
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

16955 Via Del Campo, Suite 260, San Diego, CA	92127
(Address of principal executive offices)	(zip code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be registered	Name of each exchange on which each class is to be registered
None	None

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.   ☐

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.   ☒

Securities Act registration statement file number to which this form relates: (if applicable)      333-176684

Securities to be registered pursuant to Section 12(g) of the Act:

Common Stock, par value $0.00001 per share
(Title of class)

EXPLANATORY NOTE

Nuzee, Inc. is filing this Form 8-A on reliance on Question 102.03 of the Compliance and Disclosure Interpretations for Exchange Act Forms. Nuzee was required to file reports pursuant to Section 15(d) of the Exchange Act as a result of a registration statement on Form S-1 being declared effective in May 2012.  After its reporting obligation was suspended, it continued to file voluntarily all reports required by Section 15(d), but it did not file a Form 15.  Further, on January 14, 2014, the Company filed with the Securities and Exchange Commission (“SEC”) its Form 10-K for the period ending September 30, 2013.  The Company’s Form 10-Q for quarter ending December 31, 2013 was filed with the SEC on February 12, 2014.  No additional information would have been made available to the public by requiring a Form 10 to be filed.

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1.  Description of Registrant’s Securities to be Registered.

Nuzee, Inc.’s (the “Company”) authorized capital stock consists of 100,000,000 shares of common stock, par value $0.00001 per share (the “Common Stock”), and 100,000,000 shares of preferred stock, par value $0.00001 per share (the “Preferred Stock”).  The holders of our common stock:

*	have equal ratable rights to dividends if and when a dividend is declared by our board of directors;
*	are entitled to share ratably in all of our assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of our affairs;
*	do not have preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions or rights; and
*	are entitled to one non-cumulative vote per share on all matters on which stockholders may vote.

Holders of the Company’s common stock are entitled to one vote for each share on all matters submitted to a stockholder vote.  Holders of common stock do not have cumulative voting rights.  Therefore, holders of a majority of the shares of common stock voting for the election of directors can elect all of the directors. Holders of the Company’s common stock representing a majority of the voting power of the Company’s capital stock issued, outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of stockholders.  A vote by the holders of a majority of the Company’s outstanding shares is required to effectuate certain fundamental corporate changes such as liquidation, merger or an amendment to the Company’s articles of incorporation.

Holders of the Company’s common stock are entitled to share in all dividends that the board of directors, in its discretion, declares from legally available funds. In the event of a liquidation, dissolution or winding up, each outstanding share entitles its holder to participate pro rata in all assets that remain after payment of liabilities and after providing for each class of stock, if any, having preference over the common stock. The Company’s common stock has no pre-emptive rights, no conversion rights and there are no redemption provisions applicable to the Company’s common stock.

The terms of the preferred shares are at the discretion of the board of directors.  Currently no preferred shares are issued and outstanding.

Item 2.  Exhibits

EXHIBIT NO.	DESCRIPTION
3.1	Articles of Incorporation as filed with the Nevada Secretary of State on July 15, 2011 (1)
3.2	Certificate of Amendment to Articles of Incorporation dated April 24, 2013 (2)
3.3	Bylaws (1)
3.4	First Amended and Restated Bylaws of NuZee, Inc. dated January 6, 2014 (3)

(1)  Incorporated by reference to the Registration Statement on Form S-1 filed with the SEC on September 6, 2011.

(2)  Incorporated by reference to the Company’s Form 8-K filed with the SEC on April 25, 2013.

(3)  Incorporated by reference to the Company’s Form 8-K filed with the SEC on January 13, 2014.

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: March 11, 2014	NUZEE, INC.

	By:	/s/ Craig Hagopian
Craig Hagopian, President and CEO